Exhibit 99.1

Fate Therapeutics Appoints Matthew Abernethy, M.B.A., to its Board of Directors

San Diego, CA – May 30, 2025 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to bringing a pipeline of induced pluripotent stem cell (iPSC)-derived off-the-shelf cellular immunotherapies to patients, today announced the appointment of Matthew Abernethy, M.B.A., to its Board of Directors effective as of May 29, 2025. Mr. Abernethy brings to the Company over 15 years’ experience in corporate finance and investor relations in the biotech and medical device industry. In addition, the Company announced that Timothy P. Coughlin stepped down from the Board of Directors, effective concurrently with Mr. Abernethy’s appointment.

“Mr. Abernethy is a highly accomplished financial and business leader in the biopharmaceutical industry, and we are delighted to welcome him to our Board of Directors,” said Bob Valamehr, Ph.D., M.B.A., President and Chief Executive Officer of Fate Therapeutics. “Matt’s leadership in building a high-growth commercial biotech company and insights in capital strategy and long-term planning through key inflection points, will be invaluable as we continue to advance our pipeline of innovative cell therapy products in autoimmunity and oncology for broad patient access. I also would like to extend my deep gratitude to Tim for his many valuable contributions and years of service to Fate.”

“I feel privileged to be joining the Board of Directors of Fate Therapeutics at this transformative time when cell therapy has the potential to help many patients across both cancer and immunological disorders,” said Mr. Abernethy. “Specifically, FT819 provides a highly differentiated, true off-the-shelf approach, with the potential to provide long term remission for patients with lupus and other autoimmune diseases. I look forward to joining Fate’s Board of Directors with the aim to help many patients’ lives over the years ahead.”

Mr. Abernethy is a leading financial executive with extensive experience in biopharma and medical devices. Since November 2017, Mr. Abernethy has served as Chief Financial Officer of Neurocrine Biosciences, Inc. (Nasdaq: NBIX), a leading neuroscience-focused biopharmaceutical company, overseeing finance, accounting, information technology, and a variety of other functions. Prior to Neurocrine Biosciences, Inc., he held a variety of finance roles at Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global medical technology leader, from February 2009 to November 2017.

Mr. Abernethy began his career with KPMG LLP and became a certified public accountant (currently inactive). Mr. Abernethy holds a B.S. in Accounting and Business Administration from Grace College and an M.B.A. from the University of Chicago.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to bringing a first-in-class pipeline of induced pluripotent stem cell (iPSC)-derived cellular immunotherapies to patients. Using its proprietary iPSC product platform, the Company has established a leadership position in creating multiplexed-engineered master iPSC lines and in the manufacture and clinical development of off-the-shelf, iPSC-derived cell products. The Company’s pipeline includes iPSC-derived T-cell and natural killer (NK) cell product candidates, which are selectively designed, incorporate novel synthetic controls of cell function, and are intended to deliver multiple therapeutic mechanisms to patients. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the advancement of, plans related to, and the therapeutic potential of the Company’s product candidates, the Company’s clinical development and manufacturing strategies, and the Company’s plans for the clinical investigation and manufacture of its product candidates. These and any other forward-looking statements in this release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s research and development programs and product candidates, including those product candidates in clinical investigation, may not demonstrate the requisite safety, efficacy, or other attributes to warrant further development or to achieve regulatory approval, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation and conduct of, or enrollment of patients in, any clinical trials, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials, changes in the therapeutic, regulatory, or competitive landscape for which the Company’s product candidates are being developed, the amount and type of data to be generated, or otherwise to support regulatory approval, difficulties or delays in patient enrollment and continuation in the Company’s ongoing and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, failure to demonstrate that a product candidate has the requisite safety, efficacy, or other attributes to warrant further development, and any adverse events or other negative results that may be observed during preclinical or clinical development), and the risk that its product candidates may not produce therapeutic benefits or may cause other unanticipated adverse effects. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:

Christina Tartaglia

Precision AQ

212.362.1200

christina.tartaglia@precisionaq.com